EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Thigpen, Jones, Seaton & Co., P.C.

CERTIFIED PUBLIC ACCOUNTANTS

BUSINESS CONSULTANTS

1004 Hillcrest Parkway • P.O. Box 400 • Dublin, Georgia 31040-0400

Tel 478-272-2030 • Fax 478-272-3318 • E-mail tjs@tjscpa.com

CONSENT OF THIGPEN, JONES, SEATON & CO., PC

As independent public accountants, we consent to the use in this Registration Statement of Atlantic Southern Financial Group, Inc. on Form S-8 of our report on Atlantic Southern Financial Group, Inc. and Subsidiary dated January 10, 2006, appearing in the 10-K for Atlantic Southern Financial Group, Inc. and Subsidiary for the year ended December 31, 2007, which is part of this Registration Statement.

/s/ THIGPEN, JONES, SEATON & CO., PC

Dublin, Georgia
October 1, 2008